Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-160561) of Williams Pipeline Partners L.P. and in the related Prospectus of our report dated February 23, 2009 (except for Note 2 as to which the date is August 28, 2009), with respect to the consolidated balance sheet of Williams Pipeline GP LLC at December 31, 2008 included in this Current Report on Form 8-K, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Houston, Texas
August 28, 2009